Exhibit 99.1

ARCH CAPITAL GROUP LTD. PROVIDES INFORMATION ON

RECENT CATASTROPHIC ACTIVITY AND OTHER MARKET  EVENTS

HAMILTON, BERMUDA, SEPTEMBER 29, 2008 –  Arch Capital Group Ltd. [Nasdaq: ACGL] today announced that it expects pre-tax earnings for the 2008 third quarter to be negatively impacted by the effects of Hurricanes Gustav and Ike in the range of $105 million to $180 million, net of reinsurance and reinstatement premiums.  The Company’s preliminary net loss estimate for Hurricane Gustav is in the range of $15 million to $30 million based on industry insured losses of $2.5 billion to $4.5 billion.  The preliminary net loss estimate for Hurricane Ike is in the range of $90 million to $150 million based on industry insured losses of $8 billion to $12 billion.

The losses from the storms are currently estimated to arise 30% in our insurance operations and 70% in our reinsurance operations.  As previously reported, a significant portion of the Company’s catastrophe-exposed business is written by a Bermuda-based subsidiary.  As a result, generally, the Company’s effective tax rate is likely to be adversely impacted in periods with significant catastrophic claims activity.

The above hurricane loss estimates are based on currently available information derived from modeling techniques, industry assessments of exposure, preliminary claims information obtained from the Company’s clients and brokers to date and a review of the Company’s in-force contracts.  The Company’s actual losses from this event may vary materially from the estimates due to the inherent uncertainties in making such determinations resulting from several factors, including the preliminary nature of the available information, the potential inaccuracies and inadequacies in the data provided by clients and brokers, the modeling techniques and the application of such techniques, the contingent nature of business interruption exposures, the effects of any resultant demand surge on claims activity and attendant coverage issues.  In addition, actual losses may increase if the Company’s reinsurers fail to meet their obligations to the Company or the reinsurance protections purchased by the Company are exhausted or are otherwise unavailable.

In addition, the Company also announced that its investment portfolio does not include direct ownership of common stock or preferred stock of any publicly-traded issuers.  The portfolio’s exposures to publicly-traded equity securities include investments in equity index funds, which had an aggregate fair market value of $106.2 million at June 30, 2008.  With respect to its fixed income portfolio, the Company has no exposure to fixed income securities issued directly by American International Group, Inc. (AIG) and held fixed income securities of subsidiaries of AIG in the amount of $16.9 million at June 30, 2008 fair market values.  The Company held fixed income securities issued by Lehman Brothers Holdings Inc. in the amount of $26.3 million at June 30, 2008 fair market values.

Arch Capital Group Ltd., a Bermuda-based company with approximately $4.3 billion in capital at June 30, 2008, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of Arch Capital Group Ltd. and its subsidiaries may include forward-looking statements, which reflect our current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements.

Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology. Forward-looking statements involve our current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: adverse general economic and market conditions; increased competition; pricing and policy term trends; fluctuations in the actions of rating agencies and our ability to maintain and improve our ratings; investment performance; the loss of key personnel; the adequacy of our loss reserves, severity and/or frequency of losses, greater than expected loss ratios and adverse development on claim and/or claim expense liabilities; greater frequency or severity of unpredictable natural and man-made catastrophic events; the impact of acts of terrorism and acts of war; changes in regulations and/or tax laws in the United States or elsewhere; our ability to successfully integrate, establish and maintain operating procedures as well as integrate the businesses we have acquired or may acquire into the existing operations; changes in accounting principles or policies; material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements; availability and cost to us of reinsurance to manage our gross and net exposures; the failure of others to meet their obligations to us; and other factors identified in our filings with the U.S. Securities and Exchange Commission.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Contact:	Arch Capital Group Ltd.
John D. Vollaro
(441) 278-9250

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